Exhibit 10.14

February 20, 2007



Stephen Bozzo
25 Robert Crescent
Stony Brook, NY 11790


Dear Stephen:

It is my pleasure to extend an offer of employment to you for the position of Chief Information Officer reporting to the President of the Company (the "Supervisor"). We trust you will make a significant contribution to 1-800-Flowers.com, Inc. (the "Company") and its ongoing success.

Our offer is as follows:

Title:    Chief Information Officer
-----
Duties: You will perform faithfully and diligently the duties customarily ------ performed by persons in the position for which you are employed and such other duties as from time to time may be prescribed by your supervisor. You shall devote your full business time and efforts to the rendition of services and performance of all duties contemplated hereunder. You shall at all times be in compliance with, and ensure that the Company is in compliance with, any and all laws, rules and regulations applicable to the Company or its business. Your employment is subject to the terms and conditions contained in the then-current Employee Handbook of the Company.

Salary:   $ 11,538.46 biweekly      ($300,000.00 annualized)
------

Bonus:    You will  be eligible  to participate in our Company's Sharing Success
----- Program, as amended from time to time, with a target bonus of 50% of your base compensation. The plan is performance based and requires satisfactory attainment of both corporate financial performance and your individual performance measures, which goals and measures shall be set by your Supervisor. Our plan year coincides with our fiscal year. Fiscal year 2007 began July 3, 2006 and ends on July 1, 2007. To be eligible for a prorated bonus your first day of employment with the Company must be no later than April lst of the then current year.

          As your first date of employment will be April 30, 2007, your first year of eligibility for participating in our Company's Sharing Success Program will be fiscal year 2008. For the first full year of your employment (FY'08), which begins July 2, 2007 and ends on June 29, 2008 you will be guaranteed a minimum bonus of $50,000 under the Sharing Success Program.

          Of course, to be eligible for any bonus compensation you must be employed by the Company at the time the compensation is actually paid.

          Long Term Incentive Plan: You will be eligible to participate in 1800flowers.com Long Term Incentive Program ("LTIP"). The LTIP currently consists of awards of Restricted Stock ("performance shares") which are earned based on the Company's actual three (3) year financial performance results vs. pre-established financial goals. Your first year of eligibility to participate in the LTIP is FY'08 and you are eligible for a long-term incentive opportunity of up to 90% of your base salary. All shares once earned are fully vested. The actual LTIP is subject to the approval of the Compensation Committee of the Board of Directors on a yearly basis.


                                     1 of 4

Benefits: You will be eligible to participate in all Company benefit programs -------- subject to the terms of each plan. You may participate in Company medical, dental, life insurance, and short term and long term disability beginning on the first day of employment. You will be eligible to participate in the Company 401k plan after one (1) month of service. You will be eligible to accrue three (3) weeks vacation.

Sign on Bonus:
-------------
          Stock Options: You are eligible to participate in the Company's 2003 Long Term Incentive and Share Award Plan (the "Plan"). Your initial option award will be an option to purchase 75,000 (seventy five thousand) shares of the Company's Class "A" Common Stock, subject to the terms of the Plan and the Stock Option Agreement. Assuming your continued employment with the Company, these stock options will vest commencing with 40% on the second anniversary of the first day of your employment with the Company, then 20% for each subsequent year you remain employed by the Company up to the fifth anniversary of the first day of your employment with the Company, when they will be 100% vested. The grant date shall be the third business day following the date the Company's first releases to the financial community its quarterly financial results, which release date follows your first date of employment with the Company (the "grant date"). The exercise price of your initial award shall be the closing price of the Company's Class "A" Common Stock on the grant date. All stock option awards are at the discretion of the Compensation Committee.

          Cash: You are eligible to obtain a one-time bonus of $50,000 to be paid $25,000 in June, 2007 and $25,000 in September, 2007. In the event you voluntarily resign your employment with the Company, or are terminated for Cause as defined in this letter, during the first 24 months of your tenure, you are obligated to reimburse the Company the $50,000, amortized monthly, on or before your last day of employment. For example, if you resigned in your eighteenth (18th) month of employment then you will be obligated to reimburse the Company
         $12,500.

Gold Rush Days: While considering employment with the Company, it is important to be aware of our Company culture regarding our Gold Rush Days that surround our busiest holidays. The holidays that are subject to Gold Rush Days are:
Christmas, Valentine's Day and Mother's Day. Our Gold Rush Days are a period of time whereby you will be required to work additional daily hours, which can also include being scheduled to work on a holiday and/or on a day that you are normally off.

At-Will Employment: We are committed to maintaining a competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, its acceptance, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment or a guarantee of any length of employment or specific benefits. Your employment with the Company is "at-will", meaning that you retain the option, as does the Company, to end your employment at any time, for any reason or for no reason.

If, however, you are terminated during your employment for death, disability (unable to perform your duties on a full time basis for two or more consecutive months or an aggregate of four months in any six month period), resignation, or Cause, then you will be entitled to base salary through the date of termination and any other amounts earned, accrued, due and owing, but not yet paid as of the date of your death or termination of employment.

In the event that you are terminated without Cause (other than resignation, death, or disability), within your first twelve (12) months of employment, then you shall be entitled to, subject to execution of the Company's then current Separation Agreement and General Release,:

        (a) an amount equal to your base salary through the date of termination,
        (b) any amounts, earned, accrued, due and owing, but not yet paid as of the date of termination,
        (c) a severance package equal to:

               (i) your then base compensation for a period of 6 months following termination of your employment with the Company or until you find new employment, whichever event first occurs. This compensation shall be paid out on a bi-weekly basis. You agree to actively seek new employment in the event of termination from the Company; and


                                     2 of 4

               (ii) the ability to exercise any options for the allowable period of time set forth in the Plan that fully vested prior to your termination of employment, except that in no event can the vested options be exercised past the life of the option grant (for example, the options granted under this letter have a life of 10 years from date of the grant and that date cannot be extended). You have the ability to sell any restricted shares that were vested prior to your termination of employment provided any additional restriction period has expired; and

        (d) such other benefits, if any, as are payable to, or for your benefit, as of the date of your termination in accordance with the applicable plans and programs of the Company.

For the purposes of the letter, "Cause" is defined as: (a) you fail to substantially perform the duties and responsibilities of your position as Chief Information Officer or to comply in all respects with the material policies or directives of the Company, which failure continues unremedied for a period of fourteen (14) days after your receipt of written notice from the Company, specifying the nature of the failure; (b) you engage in any conduct which is unethical, illegal, involves misappropriation of trade secrets, fraud, embezzlement, dishonesty, disloyalty, breach of a fiduciary duty or which otherwise brings notoriety to the Company or which has an adverse affect on the name or public image or reputation of the Company; (c) you engage in conduct that is in bad faith and/or injurious to the Company as determined in good faith by the Company; (d) you willfully fail to implement or follow a reasonable and lawful policy or directive of the Company ; (e) you (i) are declared of unsound mind by an order of court, (ii) are convicted of or plead guilty or nolo contendere to a crime, or (iii) fraudulently or intentionally commit an act which is detrimental to the Company; or (f) you breach of any material provisions of this letter or any other agreement you may have with the Company, including, without limitation, any agreement referred to herein.

Your employment and the terms of this letter and all the rights and obligations of the parties hereto shall be governed by the laws of the State of New York. Any suit, action, or proceeding relating to this letter or your employment with the Company, including the termination of same, shall be exclusively brought, and you hereby irrevocably submit to the exclusive jurisdiction of, the Supreme Court of the State of New York, County of Nassau and the United District Court, in and for the Eastern District of New York. ANY SUCH DISPUTE BROUGHT IN SUCH COURTS SHALL BE RESOLVED BY A JUDGE SITTING WITHOUT A JURY TO ENSURE RAPID ADJUDICATION OF ANY SUCH DISPUTE. THE PARTIES HERETO EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.

Prior Agreements: You hereby represent to the Company that you have no agreements or understandings, whether in writing or oral, which would, in any way, be violated by, or prevent you from taking, employment with the Company and performing the services contemplated hereunder, including without limitation any Confidentiality Agreement, Non-Compete Agreement, Non-Solicitation Agreement, or other similar agreement.

Miscellaneous: In order to be in compliance with the Immigration and Reform Control Act of 1986, we require that you provide proof of employment eligibility and identity on your first day. Please bring with you one document from List A or one document from List B and one from List C, as listed on the attached Lists of Acceptable Documents Form. As a condition of your employment, you will also be required to sign and return to the Company prior to your first date of employment (i) our "Confidentiality and Non-compete Agreement" and "Insider Trading Notification" as requested by the Company.

Stephen, we are very excited about having someone with your background and experience joining our team. Please report to Human Resources on the 5th floor at 9:00AM on your first day of employment with the Company. The anticipated start date for this position is April 30, 2007.

Please acknowledge your agreement to these terms of employment by signing below and returning the original to us along with the signed "Confidentiality and Non-Compete Agreement" and "Insider Trading Notification" within ten (10) days from the date of this letter. This offer, if not so accepted within this period will expire ten (10) days from the date of the letter. This offer is contingent upon the following: 1) a favorable review of two (2) professional references from your prior employers and 2) pre-hire screening, which will require that you execute documents required by the Company for a background investigation.


                                     3 of 4

If you have questions or need additional information, feel free to contact me at
(516) 237-7843.


Sincerely,


/s/ Maureen Paradine
--------------------
Maureen Paradine
Vice President, Human Resources

Enclosures

Accepted:                                                 Confirmed Start Date:



/s/ Stephen Bozzo                                           4/30/2007
-----------------                                           ---------
Stephen Bozzo